RESEARCH FRONTIERS PROMOTES JOSEPH M. HARARY
            TO CHIEF EXECUTIVE OFFICER

WOODBURY, NY, December 22, 2008 - Research Frontiers Inc., the developer and licensor of fast-responding SPD-Smart(tm) light-control film technology, announced that effective
January 1, 2009, it has promoted Joseph M. Harary to the position of President and Chief Executive Officer. Robert L. Saxe will continue in his position as Chairman of the Board of Directors and will remain active to continue to head the Company's research and development, with the title of Chief Technology Officer.

Robert L. Saxe, Chairman of Research Frontiers commented: "Joe Harary has been a leading figure in creating the emerging SPD industry and establishing SPD-Smart technology as the light-control solution of choice at many of the world's largest glass companies. Joe has worked closely and developed strong relationships with key executives at our licensees and at major OEMs around the world. Now, with important projects in various industries in the pipeline as a result of this, Joe's new position as CEO will better enable him to coordinate activities around the world."

"SPD-Smart light-control technology has reached its current state of advanced performance through the perseverance, vision, guidance and skill of Bob Saxe and his talented team of scientists, as well as the focused commercial efforts of teams of technical, production and marketing people at our licensees and their customers," noted
Joseph M. Harary. "Recent developments have made it increasingly clear that the world needs SPD-Smart light-control technology and the many benefits it offers, including energy efficiency and expanded design possibilities in the architecture, automotive, aircraft and marine industries. We, our licensees, and their customers have a very exciting future ahead of us and I look forward to leading our collective efforts to demonstrate how intelligent glass can really be."

Joe Harary became Vice President and General Counsel to Research Frontiers in April 1992, was promoted to the position of Executive Vice President in December 1999, and became its President and Chief Operating Officer in February 2002. He has been a director of the Company since February 1993. Joe Harary graduated Summa Cum Laude from Columbia College in 1983 with an A.B. degree in economics, and received a Juris Doctor degree from Columbia Law School in 1986. Prior to joining Research Frontiers in 1992, Mr. Harary was a corporate attorney whose practice at several prominent New York law firms emphasized mergers and acquisitions, technology licensing, securities law, and intellectual property law. Prior to attending law school, Mr. Harary was an economist with the Federal Reserve Bank of New York.


About SPD Technology and Research Frontiers Incorporated

Research Frontiers Inc. (Nasdaq: REFR) develops and licenses suspended particle device (SPD) technology used in VaryFast(tm) SPD-Smart controllable glass and plastic products. Benefits include dynamic control of light, glare and heat passing through many types of glazings, noise reduction, greater security due to both privacy and structural integrity, and the protection of interiors and occupants from heat and harmful ultraviolet radiation.
SPD technology, made possible by a flexible light-control film invented and patented by Research Frontiers, allows the user to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. This film can be used to transform into "smart" products a variety of products used every day in homes, buildings, cars, aircraft, boats, trains and motorcoaches.

Current product applications for SPD technology include: SPD-Smart windows, sunshades, skylights and interior partitions for homes and buildings; automotive windows, sunroofs, roof systems, sunvisors, sunshades, aircraft and marine windows and window shades. Potential future applications include: eyewear products including sunglasses, ski goggle and motorcycle helmets, mirrors and flat panel displays for electronic products.

SPD-Smart film technology was awarded a "Best of What's New Award" from Popular Science magazine for home technology, received the 2007 North American Frost & Sullivan Award for Excellence in Technology for glass, and was also recognized as one of the top technologies by the Society of Automotive Engineers' Aerospace Engineering magazine. SPD technology is covered by over 500 patents and patent applications held by Research Frontiers worldwide. Currently 35 companies are licensed to use Research Frontiers' patented SPD light-control technology in emulsions, films, or end-products. Further information about SPD-Smart technology, Research Frontiers and its licensees can be found at www.SmartGlass.com.


Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed.
Any forward-looking statements should be considered accordingly. SPD-Smart(tm), SPD-SmartGlass(tm),
SmartGlass(tm), VaryFast(tm), Powered by SPD(tm),
SPD On-Board(tm), The View
of the Future - Everywhere You Look(tm) and Visit
SmartGlass.com - to change your view of the world(tm) are trademarks of Research Frontiers Inc.

For further information, please contact:

Research Frontiers Incorporated

Michael R. LaPointe, Vice President-Marketing
Patricia A. Bryant, Manager of Investor Relations
(516) 364-1902
info@SmartGlass.com